Exhibit 10.02

FORM AGREEMENT UNDER

EXECUTIVE SEVERANCE PLAN

In accordance with the terms of the Coca-Coca Enterprises Inc. Executive Severance Plan (the “Plan”),                      (the “Executive”) is eligible for the following payments and benefits from his employer Coca-Cola Enterprises Inc. or one of its affiliates (the “Company”) upon the Executive’s termination of employment:

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Severance payments totaling $            , paid in substantially equal bi-weekly installments in accordance with the Company’s regular payroll cycles; beginning with the next regular payroll following the Executive’s last day worked of                     , which amount is comprised of:

-	$ , representing months of base salary;

-	$ , representing annual bonuses payable at target award level (the target award level being equal to % of your base salary);

•	A lump-sum payment of $ , which amount is comprised of:

-	$ for assistance with future medical coverage costs; and

-	$ for assistance with obtaining outplacement services.

•	Waiver of any service-based vesting requirements on your outstanding restricted stock units, as described below:

Because the performance targets have been met on the following awards, Executive will be vested in the following shares as of the later of your termination date and the date this agreement becomes effective, with the underlying shares distributed as soon as practicable following the vesting date:

Grant Date	Shares to Vest

Because the applicable performance targets have not been met on the following awards, vesting of the underlying shares (which represents the pro rata portion of the award) is conditioned on the satisfaction of applicable performance target for each grant:

Grant Date	Shares Eligible to Vest	Performance Target	Met By This Date

•	In 200 , Executive will receive his or her 200 annual bonus award based on actual performance results and prorated for the number of days of employment during 200 .

The payments and benefits described above, which the Executive acknowledges that he would not otherwise be entitled to receive, are in consideration of, and contingent on, the Executive executing and not revoking the release of claims and non-competition covenants contained in this Agreement (the “Agreement”), as well as the Executive’s compliance with the other terms and obligations under the Plan, including, without limitation, the confidentiality, non-solicitation, non-disparagement, return of Company records and property, and cooperation requirements contained in the Plan.

1.	Release of Claims

The Executive agrees, for the Executive, the Executive’s spouse, heirs, executor or administrator, assigns, insurers, attorneys and other persons or entities acting or purporting to act on the Executive’s behalf, to irrevocably and unconditionally release, acquit and forever discharge the Company, its affiliates, subsidiaries, directors, officers, employees, shareholders, partners, agents, representatives, predecessors, successors, assigns, insurers, attorneys, benefit plans sponsored by the Company and said plans’ fiduciaries, agents and trustees (collectively “Company Parties”), from any and all actions, cause of action, suits, claims, obligations, liabilities, debts, demands, contentions, damages of any nature whatsoever, judgments, levies and executions of any kind, whether in law or in equity, known or unknown, which the Executive now has, owns or holds, or claims to have had, own or hold, or which the Executive at any time prior to now had, owned or held, or claimed to have, own or hold against any of the Company Parties or in any way connected to the Executive’s employment with the Company. This release specifically includes, without limitation, any tort, contract, fraud or constitutional claim; any claim based on wrongful discharge, breach of contract, violation of public policy, interference with legal rights, or promissory estoppel; any claim for workers’ compensation retaliation; any whistleblower claim; any claim arising under federal, state or local law prohibiting race, sex, age, religion, national origin, handicap, disability or other forms of discrimination or retaliation; any claim arising under federal, state or local law concerning employment practices; and any claim relating to compensation or benefits. This specifically includes, without limitation, any claim which the Executive has or has had under Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991; 42 U.S.C. §1981; the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act; the Americans with Disabilities Act, as amended; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act of 1974, as amended. The Executive agrees that this is a general release and that it is to be broadly construed as a release of all claims; provided that notwithstanding the foregoing, this Agreement does not include a release of any claims that cannot be released hereunder by law.

The Executive represents and acknowledges that he has carefully read and understands all of the provisions of this Agreement, and that he is voluntarily entering into this Agreement. The Executive represents and acknowledges that he has been advised in writing to, and has been afforded the right and opportunity to, consult with an attorney prior to executing this Agreement.

The Executive has twenty-one (21) days within which to consider this Agreement, and seven (7) days following its execution to revoke this Agreement. All payments and benefits provided under the Plan are contingent on, and will not be paid until the Executive executes and does not revoke this Agreement.

2.	Non-competition

The Executive covenants and agrees that, during the period beginning with the Executive’s termination of employment and ending with the last installment payment of severance provided under the Plan, the Executive will not directly or indirectly, on the Executive’s own behalf or on behalf of any person or entity, compete with the Company by performing activities or duties substantially similar to the activities or duties performed by the Executive for the Company during the year preceding the Executive’s termination of employment for any business entity that is a Direct Competitor of the Company within the continental United States.

A “Direct Competitor” of the Company is any business or operations owned or operated by PepsiCo, Inc., The Pepsi Bottling Group, Inc., or Cadbury Schweppes plc. The Executive expressly acknowledges and agrees that, because of the nature of the services he has provided to the Company, the geographic area to which this non-competition agreement applies is reasonably defined to protect the Company’s legitimate business interests.

3.	Company’s Agreement of Mutual Non-disparagement

In recognition of the Executive’s obligation under the Plan to refrain from disparaging the Company, the Company agrees to make good faith efforts to direct its officers and other members of senior management to refrain from disparaging the Executive.

4.	Entire Agreement

This Agreement and the Coca-Cola Enterprises Inc. Executive Severance Plan set forth the entire agreement between the Executive and the Company Parties as to the termination of the Executive’s employment with the Company, and fully supersedes any and all prior agreements or understandings between the Executive and the Company Parties pertaining to the termination of the Executive’s employment with the Company.

THIS AGREEMENT CONTAINS A WAIVER AND GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. THE EXECUTIVE ACKNOWLEDGES THAT HE OR SHE HAS CAREFULLY READ AND UNDERSTANDS THIS AGREEMENT, AND THAT HE OR SHE HAS BEEN ADVISED TO AND HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING THIS AGREEMENT.

The parties have executed this Agreement on the date(s) indicated below.

EXECUTIVE	Date

COCA-COLA ENTERPRISES INC.

By:
Date

Title:

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